UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM 8-K
________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2012 (September 23, 2012)

NTS, INC.
(formerly Xfone, Inc.)
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 001-32521

11-3618510
(I.R.S. Employer Identification Number)

5307 W. Loop 289
Lubbock, Texas 79414
 (Address of principal executive offices)

806-771-5212
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01 Other Events

As previously disclosed on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on February 13, 2012, NTS, Inc.’s (the “Company”) Board of Directors (the “Board”) adopted a buy-back plan (the “Plan”) according to which the Company may, from time to time, repurchase its Series A Bonds (the “Bonds”), which are traded on the Tel Aviv Stock Exchange (the “TASE”). Under the Plan, the Company and/or its subsidiaries are authorized to repurchase Bonds, directly and/or through a third party, for up to a total amount of NIS 5 million (approximately $1.29 million) in transactions on the TASE or outside the TASE, until December 31, 2012.

The Board authorized the Company’s management (“Management”) to manage the performance of repurchases according to the Plan, including the conduct of negotiations, at such times, scopes, prices and other terms as Management deems fit.

As previously disclosed on Form 8-K filed with the Commission on July 5, 2012, NTS Communications, Inc., a wholly-owned subsidiary of the Company (“NTSC”) purchased pursuant to the Plan NIS 1,339,310 in par value of Bonds at an aggregate purchase price of NIS 1,091,538 (approximately $278,596).

On September 23, 2012, NTSC purchased pursuant to the Plan, in several transactions on the TASE, additional NIS 1,062,528 in par value of Bonds at an aggregate purchase price of NIS 838,228 (approximately $215,649). The average purchase price for NIS 1 in par value of Bonds was NIS 0.7889 (approximately $0.2014).

Pursuant to the indenture governing the Bonds, any Bonds purchased by a subsidiary of the Company (as opposed to Bonds repurchased by the Company itself) are not canceled or removed from trading on the TASE.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTS, Inc.

Date: September 24, 2012	By:	/s/ Niv Krikov
Niv Krikov
Treasurer, Chief Financial Officer and Director